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                                                                  EXHIBIT 10.33


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                             SCM MICROSYSTEMS, INC.


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              WARRANT ISSUANCE AND COMMON STOCK PURCHASE AGREEMENT





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                               SEPTEMBER 5, 1997









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                              SCHEDULE OF EXHIBITS

Exhibit A and B - Form of Common Stock Purchase Warrants

Exhibit C - Schedule of Exceptions to Representations and Warranties of the Company

Exhibit D - Form of Amendment to Amended and Restated Stockholders' Agreement

Exhibit E - Form of Settlement and Mutual General Release Agreement

Exhibit F - Form of License Agreement

Exhibit G - Form of Memorandum of Understanding






























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                             SCM MICROSYSTEMS, INC.

              WARRANT ISSUANCE AND COMMON STOCK PURCHASE AGREEMENT


          THIS WARRANT ISSUANCE AND COMMON STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of September 5, 1997, by and between SCM Microsystems, Inc., a Delaware corporation (the "Company"), and Gemplus, a legal entity under the laws of France (the "Purchaser"). On or before the First and Second Closing (as defined below), the Purchaser may designate in writing one of its wholly-owned subsidiaries which shall take title to the Warrants issuable, and Common Shares purchasable, hereunder and, in such event, the term "Purchaser" shall be deemed to include such subsidiary.

                                    RECITALS

                 The Company and the Purchaser are currently involved in a patent infringement dispute ("Dispute") pending in France, which the parties desire to settle by entering into a settlement and mutual general release agreement in the form attached to this Agreement (the "Settlement Agreement") providing that the Company and Purchaser will settle and forever discharge and release each other from all present and future liability arising out of the Dispute;

                 As part of the settlement of the Dispute, and in consideration of the Purchaser's agreement to withdraw its lawsuit currently pending in France against the Company and release the Company from any liability arising out of the Dispute in accordance with the Settlement Agreement, the Company desires to (i) issue to the Purchaser warrants having a one-year term, to purchase 200,000 shares of Common Stock of the Company at an exercise price of $13.00 per share and an additional 200,000 shares of Common Stock at an exercise price of $14.00 per share (together, the "Warrants"); (ii) enter into a patent cross-license agreement pursuant to which the Company and the Purchaser shall grant each other non-exclusive license rights under certain of each other's patents; and (iii) enter into a non-binding memorandum of understanding with the Purchaser setting forth the principal terms of a product development and supply agreement for the development, manufacture, marketing and distribution rights of products incorporating the parties' respective technologies;

                 Following settlement of the Dispute with the Purchaser upon the terms described above, the Company and the Purchaser desire to establish a long-term relationship and, accordingly, the Company shall offer to sell and issue to the Purchaser, upon the effectiveness of the Company's registration statement on Form S-1 and initial public offering of shares of its Common Stock thereunder (the "IPO"), up to 200,000 shares of the Company's Common Stock (the "Common Shares") for an aggregate purchase price of $1,800,000 and to register such Common Shares and the Common Stock issuable upon exercise of the Warrants pursuant to a registration statement to be filed by the Company within 180 days after the IPO, and to provide the Purchaser the opportunity to purchase an additional 200,000 shares of the Company's Common Stock being registered as part of the IPO at a price equal to the IPO price to the public but in no event greater than $15.00 per share; and





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

                 In connection with the Purchaser's acquisition of the Warrants as described above, and the subsequent issuance and sale of the Common Shares as described above, the Company desires to include Purchaser as a party to the Company's Amended and Restated Stockholders' Agreement and thereby grant to Purchaser substantially similar rights as provided to the other investors that are parties thereto;

                 NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:


1.       Authorization of Issuance of Warrants and Sale of Common Shares..

         1.1 Authorization of Warrants; Amended and Restated Certificate of Incorporation. Pursuant to the terms and conditions hereof, the Company has authorized the issuance to the Purchaser of two warrants to purchase up to a total of 400,000 shares of Common Stock of the Company.

         1.2 Issuance of Warrants. Subject to the terms and conditions hereof, at the First Closing (as is defined in Section 2.1 below), the Company shall issue to the Purchaser warrants to purchase up to 200,000 shares of Common Stock of the Company at an exercise price of $13.00 per share, and up to 200,000 additional shares of Common Stock of the Company at an exercise price of $14.00 per share, pursuant to the terms and conditions set forth in two Common Stock Purchase Warrants, in the forms attached hereto as Exhibits A and B (together, the "Warrants"). The shares of Common Stock issuable upon exercise of the Warrants are collectively referred to herein as the "Warrant Shares".

         1.3 Authorization of Common Shares; Amended and Restated Certificate of Incorporation. Pursuant to the terms and conditions hereof, the Company has authorized the sale and issuance to the Purchaser of 200,000 shares of its Common Stock (the "Common Shares").

         1.4 Sale of Common Shares. Subject to the terms and conditions hereof, at the Second Closing (as is defined in Section 2.2 below), for an aggregate purchase price of $1,800,000 the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, the Common Shares.

2.       Closing Matters

         2.1 First Closing. The closing of the issuance of the Warrants pursuant to Section 1.2 above (the "First Closing") shall be held at the offices of Morrison & Foerster LLP, at 755 Page Mill Road, Palo Alto, California 94304 on September 5, 1997, or on such later date as shall be acceptable to the Company and the Purchaser (the "First Closing Date").

         2.2 Second Closing. The closing of the purchase and sale of the Common Shares pursuant to Section 1.4 above (the "Second Closing") shall be held at the offices of Wilson Sonsini Goodrich & Rosati at 650 Page Mill Road, Palo Alto, California 94304 on the date that the conditions set forth in
Section 5.1(b) below are satisfied, or on such later date as shall be acceptable to the Company and the Purchaser (the "Second Closing Date").





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


         2.3 Delivery. At the First Closing, the Company shall deliver to the Purchaser warrant certificates representing the Warrants, pursuant to
Section 1.2 above. At the Second Closing, the Company shall deliver to Purchaser a certificate registered in the Purchaser's name representing the aggregate number of Common Shares to be issued and sold by the Company to the Purchaser and the Purchaser shall deliver to the Company by check or wire transfer payment for the Common Shares being purchased in the amount as set forth in Section 1.4 above.



3. Representations and Warranties of the Company. The Company represents and warrants and agrees with the Purchaser that, except as set forth on the Schedule of Exceptions attached hereto as Exhibit C, which exceptions shall be deemed to be representations and warranties as if made hereunder:

         3.1 Organization and Standing. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws.

         3.2 Corporate Power. The Company has all requisite legal and corporate power to enter into this Agreement, the Warrants, that certain waiver and amendment to the Amended and Restated Stockholders' Agreement to be entered into among the Company, the Purchaser and certain existing stockholders of the Company in the form attached hereto as Exhibit D (the "Amendment to Stockholders' Agreement"), the settlement and mutual general release agreement to be entered into among the Company and the Purchaser in the form attached hereto as Exhibit E (the "Settlement and Mutual General Release Agreement"), the license agreement to be entered into among the Company and the Purchaser in the form attached hereto as Exhibit F (the "License Agreement"), and the memorandum of understanding between the Company and the Purchaser in the form attached hereto as Exhibit G (the "MOU"), and to issue the Warrants hereunder and to sell the Common Shares and to carry out and perform its obligations under the terms of this Agreement, the Warrants, the Amendment to Stockholders' Agreement, the Settlement and Mutual General Release Agreement, the License Agreement and the MOU.

         3.3 Capitalization. At the First Closing Date and Second Closing Date, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, of which 854,038 shall be designated Series A Preferred Stock, 1,211,914 shall be designated Series B Preferred Stock, 653,642 shall be designated Series C Preferred Stock, 857,162 shall be designated Series D Preferred Stock, 462,985 shall be designated Series E Preferred Stock and 1,600,000 shall be designated Series F Preferred Stock. Immediately prior to the issuance of the Common Shares and Warrants hereunder, 1,866,710 shares of Common Stock, 854,038 shares of Series A Preferred Stock, 1,211,914 shares of Series B Preferred Stock, 653,642 shares of Series C Preferred Stock, 765,864 shares of Series D Preferred Stock, 463,285 shares of Series E Preferred Stock and 849,790 shares of Series F Preferred Stock will be issued and outstanding. Except for the (a) the conversion privileges of the Preferred Stock of the Company, (b) the right of first refusal granted to the stockholders of the Company pursuant to the Stockholders' Agreement, (c) warrants exercisable for up to an aggregate of 51,191 shares of Series D Preferred Stock, and (d) options to purchase up to an aggregate of 1,017,426 shares of Common Stock of the Company held by employees and consultants of the Company, there are no outstanding options, warrants, rights (including





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



conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

         3.4     Authorization

                 (a) All corporate action on the part of the Company, its officers, directors and stockholders necessary for (i) the issuance of the Warrants pursuant to this Agreement, (ii) the issuance and sale of the Warrant Shares upon exercise of the Warrants and (iii) the execution, performance and delivery by the Company of this Agreement, the Warrants, the Amendment to Stockholders' Agreement, the Settlement and Mutual General Release Agreement, and the License Agreement, have been taken or will be taken prior to the First Closing hereunder, and all corporate action on the part of the Company, its officers, directors and stockholders necessary for the sale and issuance of the Common Shares pursuant to this Agreement have been taken or will be taken prior to the Second Closing hereunder. This Agreement, the Warrants, the Amendment to Stockholders' Agreement, the Settlement and Mutual General Release Agreement, and the License Agreement, are valid and binding obligations of the Company enforceable against it in accordance with their terms except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and rules or laws concerning equitable remedies and (ii) with respect to the indemnification provisions of the Stockholders' Agreement, as limited by applicable law.

                 (b) The Warrant Shares issuable upon exercise of the Warrants have been duly reserved for issuance, and upon issuance in accordance with the terms of the Warrants, will be validly and duly issued, fully paid and nonassessable and will be free of any liens or encumbrances; provided, however, that such Warrants and the Warrant Shares may be subject to restrictions on transfer under the Stockholders' Agreement and under applicable state or federal securities laws as set forth herein or otherwise required by such laws at the time a transfer is proposed. The Common Shares to be issued and sold hereunder, when issued in compliance with the provisions of this Agreement and the Certificate of Incorporation, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that such Common Shares may be subject to restrictions on transfer under the Stockholders' Agreement and under applicable state or federal securities laws as set forth herein or otherwise required by such laws at the time a transfer is proposed.

         3.5 Securities Laws; Governmental Consent, etc. No consent, approval or authorization of, or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, the Warrants, the Amendment to Stockholders' Agreement, the Settlement and Mutual General Release Agreement, the License Agreement and the MOU, or the issuance of the Warrants and Warrant Shares to be issued and sold pursuant to this Agreement and the Warrants, or the offer, sale or issuance of the Common Shares to be issued and sold pursuant to this Agreement, or the consummation of any other transaction contemplated hereby or thereby, except, if required, qualifications or filings under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws which qualifications or filings, if required, will be obtained or made and will be effective within the time periods required by law. The issuance of the Warrants and the Warrant Shares as provided in this Agreement and the offer,





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sale and issuance of the Common Shares are and will be exempt from the registration and prospectus delivery requirements of the Securities Act and have been registered or qualified, or will be registered or qualified in a timely manner (or are exempt from registration or qualification) under all applicable state registration or qualification requirements.

         3.6     Material Permits; Compliance with Laws   The Company has all
permits, licenses, orders and approvals of any federal, state, local or foreign governmental or regulatory body (collectively, the "Permits") that are material to or necessary in the conduct of its business as now conducted; and all Permits are in full force and effect, no violations have been recorded in respect of any such Permits, and no proceeding is pending or threatened to revoke or limit any such Permits. The Company is conducting, and has conducted, its business and operations in compliance in all material respects with all governmental laws, rules and regulations applicable thereto and is not in violation or default in any material respect under any statute, regulation, order, decree or governmental authorization applicable to it or any of its properties or business as presently conducted or proposed to be conducted, including without limitation environmental and health and safety laws, rules and regulations.

         3.7 Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds valid leasehold interests free of any liens, claims or encumbrances.

         3.8 Compliance with Other Instruments. The Company is not in violation or default of any provisions of its Certificate of Incorporation or Bylaws, or of any instrument or contract to which it is a party or by which it is bound, except where such violation or default would not have a material adverse effect on the financial condition or results of operations of the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company.

         3.9 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company or its assets that questions the validity of this Agreement, the Warrants, the Amendment to Stockholders' Agreement, the Settlement and Mutual General Release Agreement, the License Agreement or the MOU, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse changes in the financial condition or results of operations of the Company, nor is the Company aware that there is any basis for the foregoing. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or agency or instrumentality.

         3.10 Subsidiaries. Except for SCM Microsystems GmbH, which is a wholly-owned subsidiary of the Company, the Company does not own or control, directly or indirectly, any





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



interest in any corporation, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

         3.11 Material Contracts and Other Commitments. The Company does not have any contract, agreement, lease or other commitment, written or oral, absolute or contingent, other than (i) contracts for the purchase of supplies and services that were entered into in the ordinary course of business and that do not involve future payments by the Company in excess of $100,000; (ii) sales contracts entered into in the ordinary course of business; (iii) license agreements entered into in the ordinary course of business; and (iv) contracts terminable at will by the Company on no more than sixty (60) days notice without cost or liability to the Company. For purposes of this section, employment contracts and contracts with labor unions and agreements pursuant to which the Company licenses its intellectual property to third parties shall not be considered contracts or agreements entered into in the ordinary course of business.

         3.12 Intellectual Property and Other Rights. The Company has all franchises, permits, licenses and other similar authority necessary for the conduct of its business as now being conducted by it (including products and technology currently under development), the lack of which would materially and adversely affect the financial condition and results of operations of the Company. The Company is not in default under any such franchises, permits, licenses or other similar authority, except where such default would not materially and adversely affect the financial condition and results of operations of the Company. To its knowledge, the Company has sufficient title and ownership of all patents, patent rights, trademarks, trademark rights, trade names, trade name rights and copyrights material to the conduct of its business as now conducted (including products and technology currently under development) without any conflict with or infringement of the rights of others except, in all instances, the lack of title and ownership which would not have a material adverse effect on the financial condition or results of operations of the Company. The Company has not received any communications alleging that the Company has violated or would violate any of the patents, trademarks, trade names or copyrights of any other person or entity.

         3.13    Financial Condition.

                 (a) The Company has delivered to the Purchaser its (i) unaudited financial statements for the period ended June 30, 1997, and (ii) audited financial statements for the year ended December 31, 1996 (collectively, the "Financial Statements"). The Financial Statements (i) are complete and correct in all material respects, (ii) fairly present the financial condition of the Company as of the date of the balance sheets contained therein (the "Balance Sheets"), and the statement of operations contained therein accurately presents the operating results of the Company during the periods indicated therein, (iii) are in accordance with the books and records of the Company, and (iv) have been prepared in accordance with generally accepted accounting principles consistently applied; provided, however, that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles.

                 (b) As of June 30, 1997, the Company had no liabilities of any nature (matured or unmatured, fixed or contingent) required by generally accepted accounting principles to be provided for in the Balance Sheets which were not provided for in the Balance Sheets.





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         3.14    Changes.  Since June 30, 1997, there has not been:

                 (a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business which have not been, in the aggregate, materially adverse; or

                 (b) to the Company's knowledge, any other event or condition of any character which might materially and adversely affect the assets, financial condition, operating results or business of the Company (as such business is presently conducted).

         3.15 Employees. The Company does not have any collective bargaining agreements with any of its employees, and, to the Company's knowledge, no labor union organizing activity is pending or threatened with respect to the Company. To the Company's knowledge, no employee is obligated under any agreement or judgment that would materially conflict with such employee's obligation to use his or her best efforts to promote the interests of the Company or that would materially conflict with the Company's business. To the Company's knowledge, no employee is in material violation of the terms of any employment agreement, proprietary information agreement, noncompetition agreement or any other agreement relating to such employee's relationship with any previous employer. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. The Company does not maintain, sponsor, or contribute to any program or arrangement that is an "employee pension benefit plan," and "employee welfare benefit plan," or a "multiemployer plan," as those terms are defined in Sections 3(2), 3(1) and 3(37) of the Employee Retirement Income Security Act of 1974, as amended.

         3.16 Registration Rights. Except as set forth in the Stockholders' Agreement and Section 6.1 of this Agreement, the Company is not under any obligation to register pursuant to the Securities Act any of its currently outstanding securities or any of its securities that may hereafter be issued.

         3.17 Tax Matters. The Company has accurately and timely filed all federal income tax returns and all state and municipal tax returns that are required to be filed by it and has paid or made provision for the payment of all amounts due pursuant to such returns. The federal income tax returns of the Company have not been audited by the Internal Revenue Service, and there are no waivers in effect of the applicable statute of limitations for any period. No deficiency assessment or proposed adjustment of federal income taxes or state or municipal taxes of the Company is pending and the Company has no knowledge of any proposed liability for any tax to be imposed.

         3.18 Interested Party Transactions. No officer or director of the Company has, either directly or indirectly, (a) an interest in any corporation, partnership, proprietorship, association or





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other person or entity that, as presently contemplated, will furnish or sell services or products to the Company or purchase services or products from the Company or whose services or products are similar to those to be furnished or sold by the Company or (b) a beneficial interest in any contract, agreement or commitment to which the Company is a party or may be bound. No employee, shareholder, officer or director of the Company is indebted (or committed to make loans or extend or guarantee credit) to the Company nor is the Company indebted to any of them. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

         3.19 Disclosure. No statement by the Company contained in this Agreement and the exhibits attached hereto, the Financial Statements and any written statement or certificate furnished or to be furnished to the Purchasers pursuant hereto or in connection with the transactions contemplated hereby (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4. Representations and Warranties of Purchaser and Restrictions on Transfer Imposed by the Securities Act of 1933 and Applicable State Securities Laws.

         4.1 Representations and Warranties by Purchaser. Purchaser represents and warrants to the Company as follows:

                 (a) The Common Shares, the Warrants, and the Warrant Shares are being acquired for the Purchaser's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or the applicable securities laws.

                 (b) The Purchaser understands that the Common Shares, the Warrants, and the Warrant Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder, that the Company has no present intention of registering the Warrants or the Warrant Shares, that the Common Shares, the Warrants, or the Warrant Shares must be held by the Purchaser indefinitely, and that the Purchaser must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

                 (c) During the negotiation of the transactions contemplated herein, the Purchaser and its representatives and legal counsel have been afforded full and free access to corporate books, financial statements, records, contracts, documents and other information concerning the Company and to its offices and facilities, have been afforded an opportunity to ask such questions of the Company's officers, employees, agents, accountants and representatives concerning the Company's business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investments contemplated herein.





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

                 (d) The Purchaser and its representatives have been solely responsible for the Purchaser's own "due diligence" investigation of the Company and its management and business, for its own analysis of the merits and risks of this investment, and for its own analysis of the fairness and desirability of the terms of the investment. In taking any action or performing any role relative to the arranging of the proposed investment, the Purchaser has acted solely in its own interest, and neither the Purchaser, nor any of its agents or employees, has acted as an agent of the Company. The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the purchase of the Common Shares and Warrants pursuant to the terms of this Agreement and of protecting Purchaser's interests in connection therewith.

                 (e) The Purchaser is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser is able to bear the economic risk of the purchase of the Common Shares and Warrants pursuant to the terms of this Agreement, including a complete loss of the Purchaser's investment in the Common Shares and Warrants.

                 (f) The Purchaser has the full right, power and authority to enter into and perform the Purchaser's obligations under this Agreement, the Warrants and the Stockholders' Agreement, and this Agreement, the Warrants and the Stockholders' Agreement constitute valid and binding obligations of the Purchaser enforceable in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and rules or laws concerning equitable remedies.

                 (g) No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Purchaser is required in connection with the valid execution and delivery of this Agreement, the Warrants or the Stockholders' Agreement.

         4.2 Legends. Each certificate representing the Common Shares or the Warrant Shares may be endorsed with the following legends:

          (a) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ARE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (I) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT, OR (II) IN COMPLIANCE WITH RULE 144 OR (III) PURSUANT TO AN OPINION OF COUNSEL TO THE CORPORATION THAT SUCH





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

          REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SUCH SALE, OFFER OR DISTRIBUTION."

                 (b) Any other legends required by applicable blue sky or securities laws.

The Company need not register a transfer of any Common Shares or Warrant Shares, and may also instruct its transfer agent not to register the transfer of the Common Shares or Warrant Shares, unless the conditions specified in the foregoing legends are satisfied.

         4.3     Removal of Legend and Transfer Restrictions.

                 (a) Any legend endorsed on a certificate pursuant to subsection 4.2(a) and the stop transfer instructions with respect to such Common Shares or Warrant Shares shall be removed and the Company shall issue a certificate without such legend to the holder thereof if such Common Shares or Warrant Shares are registered under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available, if such legend may be properly removed under the terms of Rule 144 promulgated under the Securities Act or if such holder provides the Company with an opinion of counsel for such holder, reasonably satisfactory to legal counsel for the Company, to the effect that a sale, transfer or assignment of such Common Shares or Warrant Shares may be made without registration.

                 (b) Any legend endorsed on a certificate pursuant to subsection 4.2(b) and the stop transfer instructions with respect to such Common Shares or Warrant Shares shall be removed upon receipt by the Company of an order of an appropriate state securities authority authorizing such removal.

         5.      Conditions to Closing.

         5.1     Conditions to Obligations of the Company.

                 (a) First Closing. The obligation of the Company to issue the Warrants to Purchaser at the First Closing is subject to the fulfillment on or prior to the First Closing Date of the following conditions, any of which may be waived by the Company:

                          (1)     Representations and Warranties.  The
representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct when made, and shall be true and correct on such First Closing Date with the same force and effect as if they had been made on and as of said date.

                          (2)     Consents and Waivers.  The Company shall have
obtained any and all consents (including all governmental or regulatory consents, approvals or authorizations required in connection with the valid execution and delivery of this Agreement and the Amendment to Stockholders' Agreement), permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement, the Warrants, the Amendment to Stockholders' Agreement, the Settlement and Mutual General Release Agreement, the License Agreement and the MOU.

                          (3)     Stockholders' Agreement.  The Company, the
Purchaser and the other parties holding at least a majority of the Registrable Securities (as defined in the Stockholders Agreement) and listed as signatories thereto shall have executed and delivered the Amendment to Stockholders' Agreement in the form attached hereto as Exhibit D.

                          (4)     Settlement and Mutual General Release
Agreement. The Company and the Purchaser (including, if necessary, its affiliates, subsidiaries or authorized representatives) shall have executed and delivered the Settlement and Mutual General Release Agreement in the form attached hereto as Exhibit E.

                          (5)     License Agreement.  The Company and the
Purchaser (including, if necessary, its affiliates, subsidiaries or authorized representatives) shall have executed and delivered the License Agreement in the form attached hereto as Exhibit F.

                          (6)     Memorandum of Understanding.  The Company and
the Purchaser (including, if necessary, its affiliates, subsidiaries or authorized representatives) shall have executed the MOU attached hereto as Exhibit G setting forth the principal terms of a product development and supply agreement governing the development, manufacture and distribution rights of the Company and the Purchaser with respect to products incorporating the parties' respective technologies. The parties shall use their reasonable efforts to agree upon and execute such an agreement within ninety (90) days after the Closing.

                          (7)     Legal Investment.  At the time of the First
Closing, the issuance of the Warrants by the Company to the Purchaser hereunder shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

                 (b) Second Closing. The obligation of the Company to sell and issue the Common Shares to the Purchaser at the Second Closing is subject to the fulfillment on or prior to the Second Closing Date of the following conditions, any of which may be waived by the Company:

                          (1)     Incorporation of Conditions.  The conditions
set forth in subsection 5.1(a)(1) through (a)(7) above shall have been fulfilled.

                          (2)     Legal Investment.  At the time of the Second
Closing, the issuance and sale of the Common Shares by the Company to the Purchaser hereunder shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

                          (3)      Effectiveness of Initial Public Offering.
The SEC shall have declared effective, and the Company begun its initial public offering of shares of its Common Stock pursuant to, the Company's Registration Statement No. 333-29073 on Form S-1 (the "Effective Date").

         5.2     Conditions to Obligations of the Purchaser.

                 (a) First Closing. The Purchaser's obligation at the First Closing to execute and deliver the Stockholders' Agreement, the Settlement and Mutual General Release

Agreement, the License Agreement and the MOU, is subject to the fulfillment on or prior to the First Closing Date of the following conditions, any of which may be waived by the Purchaser:

                          (1)     Representations and Warranties Correct;
Performance of Obligations. The representations and warranties made by the Company in Section 3 above shall be true and correct when made, and shall be true and correct on the First Closing Date with the same force and effect as if they had been made on and as of said date and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the First Closing Date.

                          (2)     Incorporation of Conditions.  The conditions
set forth in subsections (a)(2) through (a)(7) of Section 5.1 above shall have been fulfilled.

                          (3)     Common Stock Purchase Warrants.  The Company
shall have executed and delivered the Warrants on the form attached hereto as Exhibits A and B.

                          (4)     Compliance Certificate.  The Company shall
have delivered to the Purchaser a certificate, executed by the President of the Company, dated as of the First Closing Date, certifying the fulfillment of the conditions specified in subsection (a)(1) of this Section 5.2 and in subsection
(a)(2) of Section 5.1 above.

                          (5)     Secretary's Certificate.  The Company shall
have delivered to the Purchaser a certificate, executed by the Secretary of the Company, dated as of the First Closing Date, certifying the authenticity of attached copies of the Company's Certificate of Incorporation, Bylaws and resolutions of the Board of Directors approving the transactions contemplated hereby.

                          (6)     Opinion of Company Counsel.  The Purchaser
shall have received a legal opinion of counsel to the Company in form and substance acceptable to the Purchaser and the Company.

                 (b) Second Closing. The Purchaser's obligation to purchase the Common Shares at the Second Closing is subject to fulfillment on or prior to the Second Closing Date of the following conditions, any of which may be waived by the Purchaser:

                          (1)     Incorporation of Conditions.  The conditions
set forth in subsections (a)(1) through (a)(6) of this Section 5.2, and in subsections (b)(2) and (b)(3) of Section 5.1 above, shall have been fulfilled.

6.       Miscellaneous.

         6.1 Filing of Registration Statement on Form S-3 for Common Shares. The Company acknowledges and agrees that it shall, within one hundred eighty (180) days after the Effective Date (as defined in Section 5.1(b)(3) above) file with the SEC a registration statement on Form S-3 registering not less than the aggregate number of Warrant Shares issuable upon exercise of the Warrants and Common Shares purchased by the Purchaser at the Second Closing.

         6.2 Directed Shares in IPO. Subject to the fulfillment on or prior to the Second Closing Date of the conditions set forth in subsections
(b)(1) through (b)(3) of Section 5.1 above, the Company shall provide Purchaser the opportunity to purchase in the IPO up to 200,000 shares of Common Stock of the Company being registered as part of the Company's IPO at a price equal to the IPO offering price but in no event greater than $15.00 per share.

         6.3 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

         6.4 Survival. The representations, warranties, covenants and agreements made herein shall survive the execution of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchaser.

         6.5 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         6.6 Entire Agreement. This Agreement, the exhibits to this Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

         6.7 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be sent via facsimile, overnight courier service or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed or sent (a) if to the Purchaser, at the address or facsimile number of the Purchaser set forth below such party's name on Exhibit A, or at such other address or number as the Purchaser shall have furnished to the Company in writing, or (b) if to the Company, at 131 Albright Way, Los Gatos, California 95030 USA, Attn: President, or at such other address or number as the Company shall have furnished to the Purchaser in writing.

         6.8 Severability. In case any provision of this Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the parties shall insert in place of the invalid or unenforceable provision one of similar economic effect and intent.

         6.9 Expenses. The Company and the Purchaser shall each bear their respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby.

         6.10 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         6.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                                       SCM MICROSYSTEMS, INC.

                                       a Delaware corporation





                                       By:
                                          ---------------------------------
                                          Steven Humphreys, President





                                       GEMPLUS
                                       a legal entity under the laws of France





                                       By:
                                          ---------------------------------


                                       ------------------------------------
                                       (Print Name)



                                       Title:
                                             ------------------------------





                      COUNTERPART SIGNATURE PAGE TO COMMON
                            STOCK PURCHASE AGREEMENT

                              SCHEDULE OF EXHIBITS

Exhibit A and B - Form of Common Stock Purchase Warrants

Exhibit C - Schedule of Exceptions to Representations and Warranties of the Company

Exhibit D - Form of Waiver and Amendment to Amended and Restated Stockholders' Agreement

Exhibit E - Form of Settlement and Mutual General Release Agreement

Exhibit F - Form of License Agreement

Exhibit G - Form of Memorandum of Understanding

                                EXHIBIT A AND B

                         COMMON STOCK PURCHASE WARRANTS

                                   EXHIBIT C

                             SCHEDULE OF EXCEPTIONS

         The following are the exceptions to the representations and warranties made by SCM Microsystems, Inc. (the "Company") in Section 3 of the Warrant Issuance and Common Stock Purchase Agreement dated as of September 5, 1997
(the "Agreement") at and as of the First Closing and Second Closing; provided, however, that at and as of the Second Closing the representations and warranties, and this Schedule of Exceptions (except as expressly indicated herein), shall not reflect the transactions occurring at the First Closing contemplated by the Agreement. Capitalized terms used in this exhibit, unless otherwise specified, have the same meaning given them in the Agreement. Unless otherwise expressly stated, the section references used herein are to the particular subsections in Section 3 of the Agreement.

3.3      (Capitalization)

         Immediately prior to the issuance and sale of the Common Shares to Purchaser at the Second Closing, the capitalization of the Company as set forth in Section 3.3 of the Agreement will not reflect (i) the issuance of the Warrants to Purchaser at the First Closing and reservation of the Warrant Shares by the Company for issuance upon exercise of the Warrants; (ii) the Company's obligation to sell the Common Shares to Purchaser at the Second Closing contingent upon satisfaction of the conditions set forth in Section 5.1(b) of the Agreement; (iii) the Company's obligation under Section 6.2 of the Agreement to provide the Purchaser the opportunity to purchase in the IPO up to 200,000 shares of Common Stock of the Company; and (iv) the shares of Common Stock of the Company issued in its IPO.

3.5      (Securities Laws; Governmental Consent, etc.)

         Pursuant to Section 6.1 of this Agreement, within 180 days after the Effective Date (defined in Section 5.1(b)(3) of this Agreement), the Company shall file with the SEC a registration statement on Form S-3 covering not less than the aggregate number of Warrant Shares issuable upon exercise of the Warrants to be issued to the Purchaser at the First Closing and the Common Shares to be purchased by Purchaser at the Second Closing hereunder.

3.9      (Litigation) and 3.12 (Intellectual Property and Other Rights)

         On April 28, 1997, Purchaser served the Company with a complaint alleging that the Company's SwapSmart product infringes certain claims of a French patent held by Purchaser. In an unrelated context, Purchaser has indicated that it will offer licenses to the relevant patent on a non-exclusive, non-discriminatory basis for a royalty not to exceed 1% of the net selling price of products practicing the patent. While the outcome of any litigation is uncertain, management of the Company believes that, based upon the defenses available to the Company and Purchaser's stated licensing position, the matter can be resolved without a material adverse effect on the Company's business and operating results.

         The Company received a cease and desist letter dated July 31, 1995, from the attorneys for Smith Corona Machines, Inc., regarding the alleged use of "SCM" by the Company in its trade name as part of its trademark SCM SwapBox for use with the combination floppy disk drive and PCCard slot product. Smith Corona asserts that such use by the Company constitutes trademark infringement and unfair competition under federal statutes and common law. Smith Corona had demand the Company discontinue such alleged trade name and trademark uses of the "SCM" mark. Gray Cary Ware and Friedenrich responded to the cease and desist on behalf of the Company by letter dated January 8, 1996, denying Smith Corona's claim. Smith Corona responded to our letter on February 22, 1996, reiterating its demand.



3.11     (Material Contracts and Other Commitments)



         The Company has the following material agreements:



         - In May 1997, the Company and Telenor entered into a development and supply agreement pursuant to which the Company will design, manufacture, test and supply DVB-CAM modules to Telenor. Pursuant to this agreement, Telenor may pay up to an aggregate of $1.2 million to the Company for development costs as the Company achieves certain development milestones. Once the prototype has been approved by Telenor, the Company will supply these modules pursuant to the terms of the agreement. As part of this arrangement, Telenor also made an equity investment of approximately $5.5 million in the Company. Furthermore, the Company has issued 34, 965 shares of Preferred Stock to a Telenor affiliate, fifty percent (50%) of which will remain unvested until the Company achieves the mid-point milestone of the project and has been paid by Telenor for such milestone completion. Each party will retain rights to its preexisting intellectual property, and it is expected that any intellectual property that is jointly developed under the agreement will be jointly owned.

         - Supply agreement for fabricated metal components with Robinson Nugent dated November 1996. The total obligations of the Company under this agreement are estimated to be $300,000.

         - Advanced purchase components agreement with Intellicard Systems, dated May 1996. The total obligations of the Company under this agreement are estimated to be $100,000.

         - Purchase agreement for smart card reader modules with Avnet France, dated October 1996. The total obligations of the Company under this agreement are estimated to be $150,000.

3.12     (Intellectual Property and Other Rights)

         See Item 3.9 above.

3.15     (Employees)

         The Company is aware that Purchaser has filed a criminal lawsuit against one of the Company's current employees and a former Purchaser employee alleging, among other things, theft by such employee of Purchaser's intellectual property prior to such employee's commencement of employment with the Company.

3.16     (Registration Rights)



         See Item 3.5 above.

                                   EXHIBIT D

           AMENDMENT TO AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT

                                   EXHIBIT E

                SETTLEMENT AND MUTUAL GENERAL RELEASE AGREEMENT

                                   EXHIBIT F

                               LICENSE AGREEMENT

                                   EXHIBIT G

                          MEMORANDUM OF UNDERSTANDING